Exhibit 14

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code of Ethics for Senior Financial Officers (the “Code”) is intended to be the code of ethics that BankFinancial Corporation (the “Company”) has adopted to comply with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission (the “SEC”). As such, this Code applies to the Chief Executive Officer, the Chief Financial Officer and the Controller (collectively, “Senior Financial Officers”) of the Company and its principal subsidiary, BankFinancial, F.S.B. (the “Bank”). The Company and the Bank are collectively referred to in this Code as “BankFinancial.”

I. Purpose

The purpose of this Code is to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

•	accountability for adherence to this Code.

II. Administration

This Code shall be administered the Board of Directors of the Company.

III. Honest and Ethical Conduct; Conflicts of Interest

BankFinancial is committed to conducting its business honestly and ethically. Senior Financial Officers must act with honesty in fact and in accordance with this Code in connection with each action and decision that is or may reasonably appear to be related to his or her employment with or service as a Director of BankFinancial.

The ethical handling of actual or apparent conflicts of interest between the personal and professional relationships of Senior Financial Officers is required by this Code. Each Senior Financial Officer is responsible for recognizing transactions that may present him or her with an actual or apparent conflict of interest and for taking appropriate action to ensure that the actual or apparent conflict of interest is ethically handled.

The ethical handling of actual or apparent conflicts of interest requires timely and appropriate disclosure of all material facts, abstention from participation in the transaction until the Board of Directors has examined it, and compliance with the determinations of the Board of Directors as to how the conflict of interest should be ethically handled.

No Senior Financial Officer shall participate in any transaction that is or may reasonably appear to be related to his or her employment with BankFinancial and that creates or reasonably appears to create a conflict of interest between his or her personal and professional relationships without first making full disclosure of all material facts to the Board of Directors concerning the actual or apparent conflict of interest. Following such disclosure, the Board of Directors shall examine the relevant facts and determine what actions or inactions will constitute the ethical handling of the conflict of interest.

Senior Financial Officers shall abide by the decision of the Board of Directors concerning the ethical handling of actual or apparent conflict of interest. Except as determined by the Board of Directors, Senior Financial Officers shall abstain from participating on behalf of BankFinancial in any actions or decisions concerning any transaction that presents an actual or apparent conflict of interest.

IV. SEC Filings and Public Disclosures

The Company is committed to making SEC filings and submissions and public communications in a manner that complies with all applicable legal and regulatory requirements, including those that may require full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with or submitted to the SEC, and in financial press releases, investor conferences and other public communications that are subject to the federal securities laws and the rules and regulations of the SEC.

Senior Financial Officers shall make reasonable good faith efforts to promote the accuracy and completeness of the financial records of BankFinancial, and to assist BankFinancial in complying with its legal and regulatory disclosure obligations.

No Senior Financial Officers shall knowingly or intentionally make false material entries in the books and records of BankFinancial or misrepresent or cause others to misrepresent material facts in any report which the Senior Financial Officer knows the Company has filed with or submitted to, or intends to file with or submit to, the SEC. In addition, no Senior Financial Officer shall knowingly or intentionally misrepresent or cause others to misrepresent material facts concerning the financial condition or results of operation of BankFinancial in any report or submission made by the Senior Financial Officer to the Board of Directors of BankFinancial, any committee of the Board of Directors of BankFinancial, or BankFinancial’s external auditors. For the purposes of this paragraph, a misrepresentation includes the knowing or intentional failure to disclose material facts that are necessary to prevent other material facts reflected in a report or submission from being misleading.

V. Compliance with Laws, Rules, and Regulations

BankFinancial is committed to conducting its business in compliance with all applicable laws, rules and regulations. No Senior Financial Officers shall knowingly or intentionally commit an illegal act, or instruct or authorize others to do so, for any reason, in connection with any decision or activity that is or may appear to be related to his or her employment with BankFinancial as a Senior Financial Officer.

VI. Accountability for Adherence to this Code

The Board of Directors shall, within a reasonable time under the circumstances, investigate any reported alleged violation of this Code by a Senior Financial Officer, determine whether a violation of this Code has in fact occurred, and determine the appropriate action to be taken. In determining the appropriate action to be taken to address conduct found to violate this Code, the Board of Directors may consider the following factors, and any other factors it deems relevant in its discretion:

•	the nature and severity of the violation;

•	whether the violation caused harm to BankFinancial, and if so, the type and severity of the harm;

•	whether the specific violation was a single or repeated occurrence;

•	whether the Senior Financial Officer previously committed other violations of this Code;

•	whether the violation was inadvertent, or knowing and intentional; and

•	if the violation was inadvertent, whether the Senior Financial Officer acted in good faith and in a manner that he or she had reasonable cause to believe was in the best interests of BankFinancial.

The Board of Directors shall have full authority to exercise its discretion in determining the appropriate action to be taken to address conduct found to violate this Code. The annual performance review of each Senior Financial Officer shall include consideration of the Senior Financial Officer’s compliance with the provisions of this Code.

VII. Questions about This Code

Any Senior Financial Officer who has questions about the meaning or application of any provision or requirement of this Code is encouraged to submit the question in writing to the General Counsel of the Company.

VIII. Reporting Concerns About Accounting and Auditing Matters

Any employee of BankFinancial (an “Associate”) who has concerns regarding questionable accounting, internal accounting controls or auditing matters involving BankFinancial should submit a report to the Audit Committee of the Board of Directors by calling 1-866-294-3669 (the “Ethics Line”). An operator will be available to take the report and direct it to the Audit Committee of the Board of Directors for investigation and response. An outside firm provides this service and the outside firm has designed the service to be confidential and anonymous for Associates who prefer not to identify themselves.

IX. Reporting Violations of this Code

Any Associate who knows of or reasonably suspects a material departure from any provision of this Code by a Senior Financial Officer should submit a report to the Board of Directors and also call the matter to the immediate attention of the Audit Committee of the Board of Directors and Chief Executive Officer or General Counsel of the Company. If the material departure from this Code involves concerns regarding questionable accounting, internal accounting controls or auditing matters and the Associate prefers anonymity or confidentiality, the report may be submitted through the Ethics Line.

X. Non-Retaliation for Reports Submitted

BankFinancial encourages responsible reporting under this Code, and will not take adverse employment action, or permit adverse employment action to be taken, against an Associate because of a report or communication that the Associate lawfully submits pursuant to this Code in good faith and with reasonable cause to suspect or believe the truth of the information reported. An Associate who submits a report pursuant to this Code in bad faith may be subjected to disciplinary proceedings to the extent not prohibited by applicable laws and regulations.

XI. Waivers

Any request for a waiver of any provision or requirement of this Code shall be made in writing to the Board of Directors. Only the Board of Directors of the Company is authorized to grant a waiver requested by a Senior Financial Officer. No waiver request submitted by a Senior Financial Officer shall be deemed approved unless and until such time as the Board of Directors approves the waiver and it is publicly disclosed and reported to the stockholders of the Company as required by applicable laws, rules and regulations.

XII. Amendments

Only the Board of Directors of the Company is authorized to amend this Code. No amendment to this Code shall be effective unless and until such time as the Board of Directors of the Company approves it and it is publicly disclosed and reported to the stockholders of the Company as required by applicable laws, rules and regulations.

XIII. Other Policies and Procedures; Contracts

This Code shall be the sole code of conduct the Company has adopted pursuant to the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC. The Code of Business Conduct that the Company has adopted pursuant to the rules and regulations of the Nasdaq Stock Market, Inc. and the various other policies and procedures that BankFinancial has adopted are separate requirements and are not part of this Code. Insofar as other policies or procedures of BankFinancial govern or purport to govern the behavior or activities of Senior Financial Officers, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. This Code is not intended to modify any written employment agreement to which the Company and a Senior Financial Officer are parties, nor is it intended to modify the employment at will relationship that exists between the Company and Senior Financial Officer.